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                   KMART CORPORATION AND SUBSIDIARY COMPANIES

                 EXHIBIT 12 -- INFORMATION ON RATIO OF EARNINGS
                          TO FIXED CHARGES COMPUTATION

                                                                         FISCAL YEAR ENDED
                                                             -----------------------------------------
                                                             JANUARY 25,    JANUARY 26,    JANUARY 27,
                                                                1995           1994*          1993*
                                                             -----------    -----------    -----------
                                                                            (MILLIONS)
Net Income (loss) from continuing retail operations before
  extraordinary items and the effect of accounting
  changes.................................................     $   260         $(347)        $   901
Income taxes..............................................         114          (191)            474
                                                             ---------      --------       ---------
Pretax income (loss) from continuing retail operations....         374          (538)          1,375
Equity income of unconsolidated affiliated retail
  companies that exceeds distributions....................         (42)            3               6
Fixed charges per below...................................         803           814             699
  Less interest capitalized during the period.............         (17)          (14)            (16)
                                                             ---------      --------       ---------
Earnings from continuing retail operations................     $ 1,118         $ 265         $ 2,064
                                                             =========      ========       =========
Fixed Charges:
  Interest expense........................................     $   521         $ 507         $   457
  Rent expense -- portion of operating rentals
     representative of the interest factor................         263           290             225
  Other...................................................          19            17              17
                                                             ---------      --------       ---------
                                                               $   803         $ 814         $   699
                                                             =========      ========       =========
Ratio of income to fixed charges(1).......................         1.4            --             3.0

- -------------------------

(1) The deficiency of earnings from continuing retail operations versus fixed charges was $549 million for the fiscal year ended January 26, 1994.


 * Certain prior year amounts have been restated for the effect of discontinued operations.